Exhibit 4.5

DI ACQUISITION CORP.

CERTIFICATE OF DESIGNATIONS OF

SERIES A-1 PREFERRED STOCK

DI ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, and pursuant to Sections 151 of the DGCL, the Board adopted resolutions (i) authorizing a series of the Corporation’s preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 50,000 shares of Series A-1 Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue 50,000 shares of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), which shall have the following powers, designations, preferences and other special rights:

1. Ranking. The Series A-1 Preferred Stock, with respect to dividend distributions and distributions upon a Liquidation Event (as hereinafter defined) shall rank (i) equal to and on a parity with the Series A-2 Preferred Stock of the Corporation (the “Series A-2 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), (ii) senior to all classes of common stock of the Corporation (including the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”)), and (iii) other than the Series A-2 Preferred Stock, to which the Series A-1 Preferred Stock shall rank pari passu, senior to any other class of capital stock or series of preferred stock established after the Series A-1 Issuance Date (as hereinafter defined) by the Corporation. All classes of common stock of the Corporation and any other class of capital stock or series of preferred stock established after the Series A-1 Issuance Date to which the Series A Preferred Stock is senior, are collectively referred to herein as “Junior Securities”.

2. Dividend Provisions. The holders of shares of Series A-1 Preferred Stock shall be entitled to receive dividends, pro rata among the holders of the Series A-1 Preferred Stock in proportion to the number of shares of Series A-1 Preferred Stock owned by each such holder, prior and in preference to any declaration or payment of any dividend on any Junior Securities, and pari passu with the declaration or payment of any dividend on any Equity Interests of the Corporation that are pari passu with the Series A-1 Preferred Stock as to liquidation, dissolution or winding up (the “Pari Passu Securities”), at the rate of 13.0% of the Series A-1 Liquidation Preference Payment (as hereinafter defined) per annum (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares). Dividends on the Series A-1 Preferred Stock shall be cumulative, shall compound semi-annually and shall accrue daily from the date that any shares of Series A-1 Preferred Stock are first issued (the “Series A-1 Issuance Date”) until paid.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation or other event described in Section 3(b) hereof (a “Liquidation Event”), whether voluntary or involuntary, the holders of shares of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution of any of the assets or surplus funds of the Corporation to the holders of any Junior Securities, by reason of their ownership thereof, an amount per share equal to the sum of (i) $1,000 per share (the “Series A-1 Issuance Price”) and (ii) an amount equal to all accrued and/or declared but unpaid dividends on such share, computed to the date payment thereof is made (together with the Series A-1 Issuance Price, the “Series A-1 Liquidation Preference Payment”). If upon the occurrence of any Liquidation Event, the assets and funds to be distributed among the holders of Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of Series A-1 Preferred Stock and any Pari Passu Securities, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) For purposes of this Certificate of Designations, a sale, conveyance, transfer, license, lease, abandon or other disposition or transfer of all or substantially all of the assets of the Corporation, in one or more related transactions shall be deemed a Liquidation Event of the Corporation.

(c) In the event the Corporation proposes to distribute assets other than cash in connection with any Liquidation Event, the value of the assets to be distributed to the holder of shares of Series A-1 Preferred Stock, the Pari Passu Securities and the Junior Securities shall be the Fair Value (the “Fair Value”). The Fair Value of any securities not subject to investment letter or similar restrictions on free marketability shall be as follows:

(i) if traded on a securities exchange, the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) if actively traded over-the-counter, the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) if neither clause (i) nor clause (ii) apply, the Fair Market Value.

The Fair Value of securities subject to investment letter or similar restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the Fair Value thereof. The holders of at least a majority of the outstanding Series A-1 Preferred Stock shall have the right to challenge any determination by the Board of Fair Value (including without limitation, any determination of Fair Market Value) pursuant to this Section 3(c), in which case the determination of Fair Market Value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

4. Redemption.

(a) Optional Redemption. Subject to the restrictions set forth in Section 4(d) hereof, at any time and from time to time after the Series A-1 Issuance Date, the Corporation shall have the right to redeem, at the option of the Board, all or any portion (in increments of not less than $5,000,000) of the outstanding shares of Series A-1 Preferred Stock (the “Redemption Date”), in cash, out of any assets of the Corporation legally available therefore, at a price per share equal to the Series A-1 Liquidation Preference Payment plus a premium equal to the percentage of the Series A-1 Issuance Price (the “Redemption Price”) set forth below:

Redemption Occurs On or After	But Prior to	Premium
Series A-1 Issuance Date	Second Anniversary	10.0%
Second Anniversary	Third Anniversary	8.0%
Third Anniversary	Fourth Anniversary	6.0%
Fourth Anniversary	Fifth Anniversary	4.0%
Fifth Anniversary	Sixth Anniversary	2.0%
Sixth Anniversary		0.0%

Notwithstanding the foregoing, in the event that the Corporation consummates an IPO within three (3) years of the Series A-1 Issuance Date and a portion of the IPO proceeds are used to redeem the Series A-1 Preferred Stock in full, the Redemption Price shall be at a price per share equal to the Series A-1 Liquidation Preference Payment plus a premium equal to 3.0% of the Series A-1 Issuance Price.

(b) Mandatory Redemption. On the tenth Anniversary of the Series A-1 Issuance Date, the Corporation shall redeem all, but not less than all, of the shares of the Series A-1 Preferred Stock out of funds legally available therefor, at a price equal to the Series A-1 Liquidation Preference Payment in effect on the date of redemption; provided, that if the Corporation does not have sufficient legally available funds for the redemption of all of the outstanding Series A Preferred Stock at that time, it shall redeem the maximum number of shares of Series A Preferred Stock that it then has legally available funds to redeem, ratably in accordance with Section 4(c) hereof, and shall thereafter redeem the remainder of the Series A Preferred Stock as soon as it has sufficient legally available funds to do so, ratably in accordance with Section 4(c) hereof.

(c) Mechanics of Redemption. At least 5 business days but not more than 60 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be given by the Corporation by mail, postage prepaid, or by facsimile or email transmission, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A-1 Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at its address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, all rights of holders of such shares of Series A-1 Preferred Stock subject to redemption (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever; provided, however, that if the Redemption Price is not paid in full on the Redemption Date, then all of the rights of holders of the Series A-1 Preferred Stock provided herein shall be reinstated in full until such time as the Redemption Price is paid in full. Any shares of Series A-1 Preferred Stock redeemed pursuant to this Section 4 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A-1 Preferred Stock; and the shares of Series A-1 Preferred Stock not redeemed, if any, shall remain outstanding and shall be entitled to all rights and preferences provided herein. Any redemption of the Series A Preferred Stock pursuant to Section 4(a) or Section 4(b) hereof, and pursuant to Section 4(a) or Section 4(b) of the Certificate of Designations for the Series A-2 Preferred Stock, shall be allocated to all Series A Preferred Stock at the time outstanding in proportion to the respective outstanding Series A-1 Liquidation Preference Payment and Series A-2 Liquidation Preference Payment (as such term is defined in the Certificate of Designations for Series A-2 Preferred Stock) thereof. The Corporation will not redeem or otherwise acquire any shares of Series A-2 Preferred Stock unless the Corporation concurrently redeems or acquires a pro rata amount of the Series A-1 Preferred Stock on the same terms.

(d) Restrictions on Redemptions. No shares of Series A-1 Preferred Stock shall be redeemed in whole or in part under Section 4 hereof at any time that such redemption is prohibited by the DGCL.

5. Offer to Purchase.

(a) Promptly after the occurrence of a Change of Control (as hereinafter defined) (the date of such occurrence being the “Offer Date”), the Corporation shall commence (or cause to be commenced) an offer to purchase for cash all outstanding shares of Series A-1 Preferred Stock pursuant to the terms described in Section 5(b) below (the “Offer”) at a purchase price per share equal to the applicable Redemption Price, and shall purchase (or cause the purchase of) any shares of Series A-1 Preferred Stock tendered in the Offer pursuant to the terms hereof.

(b) Within 5 days following the date on which a Change in Control has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice to each holder of Series A-1 Preferred Stock. Such notice shall contain all instructions and materials necessary to enable such holders to tender Series A-1 Preferred Stock pursuant to the Offer. Such notice shall state:

(i) that a Change of Control has occurred;

(ii) the Redemption Price and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Payment Date”);

(iii) that any shares of Series A-1 Preferred Stock not tendered will remain outstanding and shall be entitled to all rights and preference provided herein;

(iv) that, unless the Corporation defaults in making payment therefor, any share of Series A-1 Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue dividends after the Payment Date;

(v) that holders electing to have any share of Series A-1 Preferred Stock purchased pursuant to the Offer will be required to surrender stock certificates representing such shares of Series A-1 Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Corporation may reasonably request at the address specified in the notice prior to the close of business on the business day prior to the Payment Date; and

(vi) that holders who tender only a portion of the shares of Series A-1 Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series A-1 Preferred Stock.

(c) The Corporation will comply with any tender offer rules under the Exchange Act, which then may be applicable in connection with any offer made by the Corporation to repurchase the shares of Series A-1 Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Certificate of Designations, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation under this Certificate of Designations by virtue thereof.

(d) On the Payment Date, the Corporation shall (i) accept for payment the shares of Series A-1 Preferred Stock validly tendered pursuant to the Offer, (ii) pay to the holders of shares so accepted the purchase price therefor in cash and (iii) cancel each surrendered certificate and retire the shares represented thereby that were validly tendered pursuant to the Offer. Unless the Corporation defaults in the payment for the shares of Series A-1 Preferred Stock tendered pursuant to the Offer, as of the Payment Date dividends will cease to accrue with respect to the shares of Series A-1 Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Payment Date.

(e) The holder of a share of Series A-1 Preferred Stock shall deliver, prior to the close of business on the fifth business day prior to the Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) whether such holder accepts or rejects such Offer. The failure of a holder of Series A-1 Preferred Stock to respond to such Offer shall be deemed to constitute an acceptance of such Offer by such holder.

6. Voting Rights. Except as specifically set forth herein or in the DGCL, the holders of shares of Series A-1 Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation. To the extent that the holders of shares of Series A-1 Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation, the holders of shares of Series A-1 Preferred Stock shall be entitled to the number of votes per share of Series A-1 Preferred Stock equal to the number of votes per share of the Common Stock of the Corporation at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class, unless otherwise required by the express provisions hereof or by applicable law.

7. Protective Provisions.

(a) The Corporation shall not, and shall not permit DynCorp International LLC (“DI”) or any of the Restricted Subsidiaries to, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, voting or consenting as a separate class:

(i) Make any Restricted Payment. Notwithstanding anything to the contrary set forth herein, the foregoing provisions of Section 7(a)(i) will not require the vote or consent of any holders of the outstanding shares of Series A-1 Preferred Stock for:

(A) the repurchase, redemption, defeasance or other acquisition or retirement for value of Junior Securities with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing;

(B) so long as no Non-Compliance Event has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation, DI or any Restricted Subsidiary held by any current or former officer, director, consultant or employee of the Corporation, DI or any of the Restricted Subsidiaries, and any dividend payment or other distribution by the Corporation, DI or a Restricted Subsidiary to a direct or indirect parent holding company of the Corporation utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Corporation, DI or any Restricted Subsidiaries or in each case, to the extent applicable, their respective estates, spouses, former spouses or family members, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,000,000 in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the succeeding calendar year subject to a maximum carry-over amount of $2,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(1) the cash proceeds from the sale of Equity Interests of the Corporation and, to the extent contributed to the Corporation as common equity capital, Equity Interests of any of the Corporation’s direct or indirect parent entities, in each case to members of management, directors or consultants of the Corporation, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Series A-1 Issuance Date, plus

(2) the cash proceeds of key man life insurance policies received by the Corporation and its Subsidiaries after the Series A-1 Issuance Date, less

(3) the amount of any Restricted Payments previously made pursuant to clauses (1) and (2) of this clause (B);

(C) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(D) Permitted Payments to Parent; and

(E) so long as no Non-Compliance Event has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15,000,000 since the Series A-1 Issuance Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or DI, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board whose resolution with respect thereto will be delivered to each holder of Series A-1 Preferred Stock. The Board’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value of any Restricted Payment or series of related Restricted Payments exceeds $15,000,000.

(ii) Engage in any reclassification, recapitalization or other change in respect of any shares of capital stock of the Corporation or DI.

(iii) Amend, alter, change, repeal or waive any provision of its Certificate of Incorporation (whether by way of a Certificate of Designations or otherwise) or Limited Liability Company Agreement, as applicable, or this Certificate of Designations or its respective By-laws in any manner (whether by merger, consolidation or otherwise) that would adversely affect the rights, preferences or privileges of the Series A-1 Preferred Stock, including without limitation, increasing the rights, preferences or privileges of the Series A-2 Preferred Stock relative to the rights, preferences or privileges of the Series A-1 Preferred Stock;

(iv) Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and no Restricted Subsidiary will issue any shares of preferred stock (other than preferred stock that does not pay cash dividends, and is not redeemable while shares of Series A-1 Preferred Stock are outstanding); provided, however, the Corporation, DI and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), and with respect to Restricted Subsidiaries, issue preferred stock, if the Indebtedness/EBITDA Ratio for the Corporation, for the most recently ended period of four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, as the case may be, would have been less than 7.5 to 1.0, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or such preferred stock issued, as the case may be at the beginning of such four-quarter period; provided, further, however, that the provisions of this Section 7(a)(iv) shall not require the vote or consent of any holders of the outstanding shares of any Series A-1 Preferred Stock for the incurrence by the Corporation, DI or Restricted Subsidiaries of Permitted Indebtedness and/or Permitted Refinancing Indebtedness.

(v) Permit a Change of Control, unless the Corporation consummates the offer to repurchase obligations of the Corporation pursuant to Section 5 hereof in connection therewith.

(vi) Enter into or consummate any Asset Sale unless (A) the Corporation, DI or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of, (B) at least 75% of the consideration received by the Corporation, DI or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and (C) to the extent that not all of the Net Cash Proceeds from such Asset Sale are applied by the Corporation, DI or the applicable Restricted Subsidiary, as the case may be, within 365 days following the receipt of such Net Cash Proceeds, to the extent the Corporation, DI or the applicable Restricted Subsidiary, as the case may be, elects, (1) to repay Indebtedness (and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (2) to acquire (including by way of merger or consolidation) all or substantially all of the assets of, or a majority of the voting securities of, another Permitted Business, (3) to make capital expenditures, or (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, the amount of Net Cash Proceeds not so applied (the “Excess Proceeds”) shall, in the case of Excess Proceeds realized by the Corporation, be used by the Corporation to redeem the outstanding shares of the Series A-1 Preferred Stock in accordance with the procedures set forth in Section 4 and, in the case of Excess Proceeds realized by DI or a Restricted Subsidiary, such Excess Proceeds shall be provided to the Corporation by DI or the applicable Restricted Subsidiary, as the case may be, by way of payment of dividends to, or the making of loans to, any direct or indirect parent in order to permit the Corporation to effectuate such redemption by the Corporation; provided, however, that if any Excess Proceeds remain after consummation of the redemption of all of the outstanding shares of the Series A-1 Preferred Stock, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by the terms of this Certificate of Designations.

For the purposes of Section 7(a)(vi), the following shall be deemed to be cash: (A) the amount of any liabilities, as shown on the Corporation’s most recent balance sheet or in the notes thereto, of the Corporation, DI or any Restricted Subsidiary that are assumed by the transferee of any such assets; (B) Replacement Assets; (C) any securities, notes or other obligations received by the Corporation, DI or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Corporation, DI or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); (D) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under Section 7(a)(vi)(C)(2) or (4) above; and (E) any Designated Noncash Consideration received by the Corporation, DI or any Restricted Subsidiary in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed $2,500,000 at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

(vii) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each, an “Affiliate Transaction”), unless: (A) the Affiliate Transaction is on terms that are no less favorable to the Corporation, DI or the relevant Restricted Subsidiary (as applicable) than those that would have been obtained in a comparable transaction by the Corporation, DI or such Restricted Subsidiary (as applicable) with a Person that is not an Affiliate; and (B) the Corporation delivers to each holder of Series A-1 Preferred Stock: (1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1,000,000, a resolution of the Board set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board; and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15,000,000 (other than transactions with Affiliates in connection with joint venture, joint bidding, joint marketing or other similar arrangements), an opinion as to the fairness to the Corporation or DI of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(A) any consulting or employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Corporation, DI or any of the Restricted Subsidiaries with any director or officer in the ordinary course of business and payments pursuant thereto;

(B) transactions between or among the Corporation, DI and/or its Subsidiaries;

(C) transactions with a Person (other than a Subsidiary of DI that is not a Restricted Subsidiary) that is an Affiliate of the Corporation solely because the Corporation owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(D) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Corporation;

(E) any issuance of Equity Interests (other than Disqualified Stock) of the Corporation to Affiliates of the Corporation;

(F) Restricted Payments that do not violate the provisions of Section 7(a)(i);

(G) payment of management fees not in excess of $300,000 per annum to the Permitted Holder;

(H) loans or advances to employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;

(I) Permitted Parent Payments; and

(J) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Corporation, its Restricted Subsidiaries and Persons that are not Affiliates of the Corporation.

(viii) Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation, DI and the Restricted Subsidiaries taken as a whole.

(ix) Issue or create any Disqualified Stock or any other equity security or interest which ranks pari passu with or has priority over the Series A-1 Preferred Stock as to dividends, liquidation rights or otherwise or is in any way senior in right of payment to the Series A-1 Preferred Stock, other than the Series A-2 Preferred Stock issued on the Series A-1 Issuance Date and the additional Series A-2 Preferred Stock in the amount required under the Acquisition Agreement, which shall rank pari passu with the Series A-1 Preferred Stock.

(x) Directly or indirectly (and applicable only to the Corporation): (a) consolidate or merge with or into another Person (whether or not the Corporation is the surviving corporation); or (b) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation, DI and the Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(A) either: (1) the Corporation is the surviving corporation; or (2) the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(B) the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Corporation under this Certificate of Designations;

(C) immediately after such transaction, a Non-Compliance Event does not exist (other than a Non-Compliance Event as a result of non-compliance with Section 7(a)(iv) in which case Section 7(a)(x)(D) shall apply); and

(D) the Corporation or the Person formed by or surviving any such consolidation or merger (if other than the Corporation), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period have an Indebtedness/EBITDA Ratio that is not greater than 7.5 to 1.0.

This restrictions set forth in this paragraph will not apply to a merger of the Corporation with an Affiliate solely for the purpose of reincorporating the Corporation in another jurisdiction within the United States. The restrictions set forth in clauses (c) and (d) of this paragraph will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Corporation and the Restricted Subsidiaries.

(xi) Enter into any contract, agreement, commitment or understanding with respect to any of the foregoing clauses (i) through (x).

8. Non-Compliance Event. A “Non-Compliance Event” shall occur if (i) the Corporation fails to comply with any of its obligations set forth in Section 7 or (ii) if Veritas sells or transfers to any Person, other than an Affiliate, any of the shares of Parent held by it (or if any such Affiliate sells or transfers to any Person, other than an Affiliate of Veritas, any shares of Parent sold or transferred to it by Veritas), and shall continue until the Corporation or Permitted Holder cures the event or circumstances giving rise to such non-compliance. If a Non-Compliance Event shall occur and be continuing, the dividend rate as referenced in Section 2 shall increase to 15% of the Series A-1 Liquidation Preference Payment per annum; provided, that upon the cure or waiver of such Non-Compliance Event, the dividend rate as referenced in Section 2 shall revert to 13% of the Series A-1 Liquidation Preference Payment per annum.

9. Severability of Provisions. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

10. Amendment, Waiver or Discharge. Except as otherwise expressly provided herein, neither this Certificate of Designations nor any term hereof may be amended, waived, modified, discharged or terminated without the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock. Notwithstanding anything to the contrary contained herein, no provision of this Certificate of Designations that applies to any person or entity specifically designated by name shall be amended, waived, discharged or terminated without the written consent of such named person or entity.

11. Information and Access Rights.

(a) Information Rights. Each holder of Series A-1 Preferred Stock that, together with its Affiliates, holds an aggregate number of shares of Series A-1 Preferred Stock with an aggregate Series A-1 Issuance Price at such time that is greater than $5,000,000 will have the right to receive (i) within fifteen (15) days after they are or would have been required to be contained in a filing with the Commission, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Corporation’s certified independent accountants; (ii) within five (5) days after they are or would have been required to be contained in a filing with the Commission, all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports; (iii) the annual consolidated business plan of the Corporation and its Subsidiaries, and (iv) notice of any event of default on any Indebtedness in the aggregate amount exceeding $15,000,000, subject to the acknowledgment in writing by each such holder of Series A-1 Preferred Stock that the Corporation and/or any of its Subsidiaries may be reporting companies under the Exchange Act, and subject to the execution by each such holder of Series A-1 Preferred Stock of a confidentiality and nondisclosure agreement, in form and substance reasonably acceptable to the Corporation and its counsel. So long as all or substantially all of the assets of the Corporation are comprised of DI and its Subsidiaries, the information required to be delivered by the Corporation pursuant to clauses (a) and (b) of this Section 11 may, at the election of the Corporation, be satisfied by delivering such information with respect to DI and its Subsidiaries; provided, that if DI files any of the documents listed in clause (i) of this Section 11(a) with the Commission, the delivery requirement under clause (i) shall be satisfied by such filing.

(b) Access Rights. Each holder of Series A-1 Preferred Stock that, together with its Affiliates, holds an aggregate number of shares of Series A-1 Preferred Stock with an aggregate Series A-1 Issuance Price at such time that is greater than $5,000,000 will have reasonable access, during normal business hours, to the facilities, records and personnel (including outside accountants) of the Corporation and its Subsidiaries to the extent that the same reasonably relates to such holder’s interest in the Corporation, subject to reasonable prior written notice delivered to the Corporation and subject to execution by each such holder of Series A-1 Preferred Stock of a confidentiality and nondisclosure agreement in the form agreed to prior to the date hereof. The Corporation shall be entitled to designate one or more representatives of the Corporation to be present during all such periods of access.

12. Transfer of Series A-1 Preferred Stock. The Corporation shall not place any restrictions on the transferability of the Series A-1 Preferred Stock, and each holder of the Series A-1 Preferred Stock may assign or otherwise transfer some or all of the Series A-1 Preferred Stock and the accompanying rights hereunder held by such holder without the consent of the Corporation; provided that such assignment is in compliance with the applicable securities laws.

13. Definitions. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person: (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain Purchase Agreement dated as of December 12, 2004 among Computer Sciences Corporation, DynCorp, The Veritas Fund II, L.P. and the Corporation, as in effect on the Series A-1 Issuance Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Anniversary” means an anniversary of the Series A-1 Issuance Date.

“Asset Sale” means (1) the sale, lease, conveyance or other disposition of any assets or rights and (2) the issuance of Equity Interests in any of the Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Corporation or a Restricted Subsidiary). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale: (a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1,000,000; (b) a transfer of assets between or among the Corporation, DI and the Restricted Subsidiaries; (c) an issuance of Equity Interests by DI or a Restricted Subsidiary to the Corporation, DI or to a Restricted Subsidiary; (d) the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board in good faith and the ordinary course of business; (e) the sale or disposition of any property or equipment that has become damaged, worn-out or obsolete, in the ordinary course of business; (f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business; (g) the sale or other disposition of cash or Cash Equivalents at Fair Market Value; (h) a Restricted Payment that is permitted by Section 7(a)(i) or a Permitted Investment; and (i) the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better at the time of acquisition; (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Service and, in each case, maturing within nine months after the date of acquisition; (f) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.; (g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and (h) local currencies held by the Corporation and DI, from time to time in the ordinary course of business and consistent with past practice.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder; (b) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder or a Related Party of a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Corporation, measured by voting power rather than number of shares; (d) after an IPO of the Corporation or any direct or indirect parent of the Corporation, the first day on which a majority of the members of the Board are not Continuing Directors; or (e) the first day on which the Corporation ceases to own 100% of the outstanding Equity Interests of DI.

“Commission” means the Securities and Exchange Commission.

“Consolidated EBITDA” of any Person for any period, means the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent deducted in the calculation of such Consolidated Net Income for such period, the sum of (a) income tax expense (including franchise, value added and similar taxes), (b) interest expense of such Person and its Subsidiaries whether paid or accrued and whether or not capitalized (including, without limitation, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received (if any) pursuant to Hedging Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expenses, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges (including non-cash expenses for grants of options), non-recurring salary and benefit expenses and headcount reductions, minus, without duplication and to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining such Consolidated Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (C) any other non-cash income (other than the accrual of revenue in the ordinary course of business) and (D) any cash payments made during such period reducing reserves or liabilities for accruals made in any prior fiscal quarter but only to the extent such reserves or accruals were included in the determination of Consolidated EBITDA for such prior fiscal quarter, all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Corporation and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Corporation or its Subsidiaries during such period shall be included on a pro forma basis (including adjustments for non-recurring items) for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the holders of the Series A-1 Preferred Stock and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock; and (ii) the Consolidated EBITDA of any Person disposed of by the Corporation or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period); provided, further, that for purposes of calculating the Consolidated EBITDA of the Corporation and its Subsidiaries for any period, only the Consolidated EBITDA of the Corporation, DI and the Restricted Subsidiaries shall be included for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (a) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person; (b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (c) the cumulative effect of a change in accounting principles will be excluded; and (d) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based award to directors, officers or employees of the Corporation and DI will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board who (a) was a member of such Board on the Series A-1 Issuance Date; or (b) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the Series A-1 Issuance Date, by and among the DI, DI Finance Sub LLC, the Corporation, the other guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Book Runner and Bear, Stearns & Co. Inc. as Joint Lead Arranger and Joint Book Runner and Bear, Stearns Corporate Lending Inc., including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the DI as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Corporation or DI in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting for the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the tenth anniversary of the Series A-1 Issuance Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7(a)(i). The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Corporation and DI may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Series A-1 Issuance Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designated for the purpose of fixing, hedging or swapping interest rate risk; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indebtedness/EBITDA Ratio” means with respect to the Corporation for any period, the ratio of Indebtedness of the Corporation, DI and the Restricted Subsidiaries at the date of determination to the Consolidated EBITDA of the Corporation for such period.

“Indenture” means that certain Indenture dated as of the Series A-1 Issuance Date by and among, among others, DI, DIV Capital Corporation and The Bank of New York, as trustee (the “Trustee”).

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation, DI or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of DI or any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the

Corporation, the Corporation will be deemed to have made the Investment on the date of such sale or disposition equal to the Fair Market Value of the Corporation’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in final paragraph of Section 7(a)(i). The acquisition by the Corporation or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Corporation, DI or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in final paragraph of Section 7(a)(i). Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IPO” means the Corporation’s sale of its Common Stock in a firm commitment, fully underwritten public offering through a nationally recognized investment banking firm and pursuant to a registration statement under the United States Securities Act of 1933, as amended.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Corporation, DI or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (1) any Asset Sale (without giving effect to the $1,000,000 threshold provided in the definition thereof); or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Notes” means 9.5% Senior Subordinated Notes due 2013, of DI and DIV Capital Corporation, issued under the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means DIV Holding LLC, a Delaware limited liability company.

“Permitted Business” means any business engaged in by the Corporation, DI or any of the Restricted Subsidiaries on the Series A-1 Issuance Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Corporation, DI and the Restricted Subsidiaries are engaged on the Series A-1 Issuance Date.

“Permitted Holder” means Veritas Capital Management II, L.L.C. or any Affiliate thereof.

“Permitted Indebtedness” means (a) the Indebtedness of the Corporation, DI or any Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Corporation, DI and the Restricted Subsidiaries thereunder) not to exceed $420,000,000 less the aggregate amount of all Net Cash Proceeds of Asset Sales applied by the Corporation, DI or any Restricted Subsidiary since the Series A-1 Issuance Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 7(a)(vi); (b) Indebtedness of DI and the Restricted Subsidiaries represented by the Notes; (c) the incurrence by the Corporation, DI or any Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Corporation, DI or any Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (c), not to exceed $10,000,000 at any time outstanding; (d) the incurrence by the Corporation, DI or any Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Certificate of Designations to be incurred under the first paragraph of Section 7(a)(iv) or clauses (b), (c), (d) or (k) of this definition; (e) the incurrence by the Corporation, DI or any of the Restricted Subsidiaries of intercompany Indebtedness between or among the Corporation, DI and any of the Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation, DI or a Restricted Subsidiary and any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation, DI or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation, DI or a Restricted Subsidiary, as the case may be, that was not permitted by this clause (e); (f) the issuance by DI or any of the Restricted Subsidiaries to the Corporation or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that: (1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Corporation, DI or a Restricted Subsidiary of the Corporation and (2) any sale or other transfer of any such preferred stock to a Person that is not either the Corporation, DI or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by DI or a Restricted Subsidiary that was not permitted by this clause (f); (g) the incurrence by the Corporation, DI or any of the Restricted Subsidiaries of Hedging Obligations in the ordinary course of business; (h) the guarantee by the Corporation, DI or any Restricted Subsidiary of Indebtedness of the Corporation, DI or a Restricted Subsidiary of DI that was permitted to be incurred by another provision of this definition; (i) the incurrence by the Corporation, DI or any Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business; (j) the incurrence by the Corporation, DI or any Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; (k) the incurrence by the Corporation, DI or a Restricted Subsidiary of Indebtedness arising from agreements of the Corporation, DI or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Corporation, DI or any Restricted Subsidiary other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (1) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Corporation, DI and the Restricted Subsidiaries in connection with such disposition and (2) such Indebtedness is not reflected in the balance sheet of the Corporation, DI or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (2)); (l) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and (m) the incurrence by the Corporation, DI or any of the Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed $15,000,000.

For purposes of determining compliance with Section 7(a)(iv), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to the Section 7(a)(iv), the Corporation (in its sole discretion) will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with Section 7(a)(iv). Indebtedness under Credit Facilities outstanding on the Series A-1 Issuance Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of

Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Corporation, DI or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (1) the Fair Market Value of such assets at the date of determination; and (2) the amount of the Indebtedness of the other Person.

“Permitted Investment” means (a) any Investment in the Corporation, DI or a Restricted Subsidiary; (b) any Investment in Cash Equivalents; (c) any Investment by the Corporation, DI or any Restricted Subsidiary of DI in a Person, if as a result of such Investment, (1) such Person becomes a Restricted Subsidiary; or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation, DI or a Restricted Subsidiary; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7(a)(vi); (e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Corporation; (f) any Investment acquired by the Corporation, DI or any of the Restricted Subsidiaries (1) in exchange for any other Investment or accounts receivable held by the Corporation, DI or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person, or (2) as a result of a foreclosure by the Corporation, DI or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (g) Investments represented by Hedging Obligations; (h) loans or advances to employees made in the ordinary course of business of the Corporation, DI or any Restricted Subsidiary in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; (i) redemption of the Series A-1 Preferred Stock; (j) any Investment of the Corporation, DI or any of the Restricted Subsidiaries existing on the Series A-1 Issuance Date; (k) guarantees otherwise permitted herein; (l) receivables owing to the Corporation, DI or any Restricted Subsidiary, prepaid expenses and deposits, if created, acquired or entered into in the ordinary course of business; (m) payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business; (n) Investments in joint ventures having an aggregate value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (n) since the Series A-1 Issuance Date not to exceed $20,000,000; and (o) other Investments in any Person other than an Affiliate of the Corporation having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, not to exceed $5,000,000.

“Permitted Payments to Parent” means, without duplication as to amounts: (a) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $750,000 per annum; and (b) for so long as the Corporation is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Corporation and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of Parent required to maintain Parent’s corporate existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Corporation would owe if the Corporation were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Corporation and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Corporation shall be paid over to the appropriate taxing authority within 60 days of the Parent’s receipt of such Tax Payments or refunded to the Corporation.

“Permitted Refinancing “ means any Junior Securities of the Corporation issued in exchange for, or the net proceeds of which are used to renew, refund, replace, defease or discharge other Junior Securities of the Corporation; provided that: (1) the liquidation or face value of such Permitted Refinancing does not exceed the liquidation or face value of the Junior Securities so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith) and (2) such new Junior Securities are not Disqualified Stock.

“Permitted Refinancing Indebtedness” means (a) any Indebtedness of the Corporation, DI or any of the Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Corporation, DI or any of the Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and (4) such Indebtedness is incurred either by the Corporation, DI or by any Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and (b) Disqualified Stock of the Corporation, DI or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Corporation, DI or any of the Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Corporation, DI or any Restricted Subsidiary including intercompany Indebtedness); provided that: (1) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; (3) such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being; and (4) such Disqualified Stock is issued either by the Corporation or by DI who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of shares of the Corporation, such partnership, limited partnership, syndicate or group shall be deemed a “Person.”

“Related Party” means (a) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of a Permitted Holder; or (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a).

“Replacement Assets” means (a) assets that will be used or useful in a Permitted Business, (b) all or substantially all of the assets of a Permitted Business or a majority of Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary or (c) a Permitted Investment under clause (o) of the definition of Permitted Investment that is otherwise permitted herein.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means (a) the declaration or payment of any dividends or any other payment or distribution on account of the Corporation’s, DI’s or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation, DI or any of the Restricted Subsidiaries) or to or for the benefit of the direct or indirect holders of the Corporation’s, DI’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Corporation); (b)

the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Corporation or DI) of any Junior Securities, or any Equity Interests of any direct or indirect parent of the Corporation; (c) any payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Junior Securities (excluding any Junior Securities held by the Corporation, DI and any of the Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or (d) any Restricted Investment.

“Restricted Subsidiary” shall have such meaning as defined in the Indenture as in effect on the Series A-1 Issuance Date; provided that any deliveries required to be delivered to the Trustee under the Indenture or the holder of the Notes in connection with the designation of a Subsidiary as a “Restricted Subsidiary” or an “Unrestricted Subsidiary” shall be delivered to the holders of Series A-1 Preferred Stock.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Series A-1 Issuance Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Veritas” means The Veritas Capital Fund II, L.P.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Robert B. McKeon, its President, as of the 8th day of February, 2005.

DI ACQUISITION CORP.

By:	/s/ Robert B. McKeon
Name: Robert B. McKeon
Title: President

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